SCHEDULE 14C INFORMATION

 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act
                                     of 1934

                           Check the appropriate box:

[X] Preliminary information statement     [ ] Confidential, for use of the
                                              Commission only (as permitted by
                                              Rule 14c-5(d)(2))

[ ] Definitive information statement

                         DUFF & PHELPS CREDIT RATING CO.
                         -------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

       Common Stock, no par value per share

  (2)  Aggregate number of securities to which transaction applies:

       5,699,826*

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       $100.00

  (4)  Proposed maximum aggregate value of transaction:

       542,384,556

  (5)  Total fee paid:

       $108,477

[ ] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filings.

  (1)  Amount Previously Paid:

       $108,477

  (2)  Form, Schedule or Registration Statement No.**:

       Schedule 14A (Preliminary Materials) and Schedule TO

  (3)  Filing Party:

       Duff & Phelps Credit Rating Co. (Schedule 14A) and FSA Acquisition Corp. (Schedule TO)

Date Filed:

       April 5, 2000 (Schedule 14A) and March 15, 2000 (Schedule TO)

* The sum of the number of Shares outstanding that would receive the cash payment in the Merger that is the subject of this information Statement and the aggregate number of outstanding options. The unit price is based on the per share cash payment to be made to the holders of Shares pursuant to the Merger. The aggregate value of the transaction is equal to the sum of (i) the $100 per share price multiplied by the aggregate number of outstanding shares
(4,644,121), (ii) the $100 per share price multiplied by the aggregate number of options that an be exercised on or prior to the expiration of the tender offer (615,615) and (iii) the product of (A) the difference between the $100 per share price and the exercise price per share
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                                                                               2

for options that cannot be exercised on or prior to the expiration of the tender offer and (B) the aggregate number of such options (440,090). Based upon such value, the fee due upon the filing of this Preliminary Information Statement is $108,477, which amount is totally offset by (x) the $105,480 fee previously paid in connection with the filing of the Schedule TO by FSA Acquisition Corp. in connection with the first step of the transaction of which the Merger is a part and (y) the $2,997 fee previously paid in connection with the filing of the
Schedule 14A by Duff & Phelps Credit Rating Co. in connection with the Merger.

** The transaction amount and filing fee were overstated on the Schedule 14A. The correct filing fee is $108,477, which is the total amount already paid in connection with the transaction (see * above).

                        PRELIMINARY INFORMATION STATEMENT

                         Duff & Phelps Credit Rating Co.
                              55 East Monroe Street
                             Chicago, Illinois 60603
                    Tel: (312) 368-3100; Fax: (312) 422-4121

                                                                  May [__], 2000

Dear Fellow Stockholder,

         The attached Notice of Special Meeting of Stockholders and Information Statement are being furnished to you in connection with a special meeting of stockholders (the "Special Meeting") of Duff & Phelps Credit Ratings Co., an Illinois corporation (the "Company"), which will be held on June [__], 2000 at [__], commencing at 10:00 a.m. local time.

         We are holding this meeting to obtain stockholder approval of an Agreement and Plan of Merger, as amended (the "Merger Agreement"), approved by the board of directors of the Company on March 6, 2000 providing for the merger of FSA Acquisition Corp. ("Purchaser") with and into the Company ("Merger"). Under the Merger Agreement, each share of Duff & Phelps' outstanding common stock, other than shares owned in Duff & Phelps' treasury or held by Purchaser, Fimalac, Inc., a Delaware corporation, or Fimalac S.A., a societe anonyme organized under the laws of the Republic of France ("Parent") (or any direct or indirect wholly owned subsidiary thereof), or shares with respect to which dissenters' rights are properly exercised under Illinois law, will be converted into the right to receive $100.00 in cash.

         The Merger is the second and final step of the acquisition of the Company by Parent. The first step was a tender offer by Purchaser, which is a subsidiary of Parent, for the outstanding shares of common stock of Company (the "Shares") at $100.00 per Share in cash. Purchaser acquired approximately 4,495,179 of the Company's outstanding Shares pursuant to the tender offer, which expired at 12:00 midnight, New York City time, on April 11, 2000.

         The affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote will be necessary to approve the Merger Agreement. As a result of the consummation of Purchaser's tender offer, Purchaser owns and has the right to vote a sufficient number of outstanding shares such that approval of the Merger Agreement at the Special Meeting is assured without the affirmative vote of any other stockholder.

         You are welcome to attend the special meeting; however, you are not being asked for a proxy and are requested not to send one. The accompanying Information Statement explains the terms of the Merger. Please read the accompanying Information Statement carefully.

         We appreciate your loyalty and support as a stockholder of our Company in the past and as we move forward with this transition to a new ownership.

                                          Sincerely,


                                          Marc Ladreit de Lacharriere
                                          Chairman and Chief Executive Officer

                         Duff & Phelps Credit Rating Co.
                              55 East Monroe Street
                             Chicago, Illinois 60603

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE [__], 2000

To the Stockholders of Duff & Phelps Credit Rating Co.:

         NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of stockholders of Duff & Phelps Credit Rating Co. (the "Company") will be held on June [__], 2000 at 10:00 a.m. local time, at [__], for the following purposes:

         1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 6, 2000, as amended by Amendment No. 1 dated as of May [__], 2000 ("Merger Agreement") (copies of which are attached as Exhibit A to the accompanying Information Statement) providing for the merger of FSA Acquisition Corp., a Delaware corporation and an indirect substantially wholly owned subsidiary of Fimalac S.A., a societe anonyme organized under the laws of the Republic of France, with and into the Company.

         2. To consider and act upon any other business that may be properly brought before the Special Meeting or any adjournment or postponement thereof.

         You are cordially invited to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting. If you wish to vote your Shares, you or your representative must be present in person at the Special Meeting.

         Stockholders of the Company will be entitled to assert dissenters' rights under Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended, which are attached as Exhibit B to the accompanying Information Statement. In order to assert such rights, a stockholder is required to adhere strictly to certain statutory requirements. Stockholders intending to exercise their dissenters' rights must deliver to the Company, before the taking of the vote at the Special Meeting, a written demand for payment for his or her outstanding shares of common stock of the Company if the merger is consummated and may not vote in favor of the merger. You are urged to review Exhibit B in its entirety.

         Neither the Company nor its management is soliciting your proxy and you are requested not to send one.

                                          By order of the board of directors,

                                          Marie Becker
                                          Secretary

Chicago, Illinois
Dated: May [__], 2000

                         DUFF & PHELPS CREDIT RATING CO.
                              55 EAST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                              INFORMATION STATEMENT

         This Information Statement is being furnished to holders of shares of common stock, no par value, of Duff & Phelps Credit Rating Co. ("Shares"), an Illinois corporation (the "Company"), in connection with a special meeting of stockholders (the "Special Meeting") to be held on June [__], 2000, at [__], commencing at 10:00 a.m. local time. At the Special Meeting, stockholders will consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger approved by the board of directors of the Company on March 6, 2000, as amended by Amendment No. 1 on May [__], 2000 ("Merger Agreement"), providing for, among other things, the merger (the "Merger") of FSA Acquisition Corp., a Delaware corporation (the "Purchaser"), with and into the Company. As a result of the Merger, you will receive $100.00 in cash for each Share you own, and the Company will become an indirect substantially wholly owned subsidiary of Fimalac S.A., a societe anonyme organized under the laws of the Republic of France.

         The Merger is the final step of the acquisition of the Company by Parent. The first step was a tender offer (the "Offer") commenced by Purchaser on March 15, 2000 for all of the outstanding Shares at a purchase price of $100.00 per Share, net to the seller in cash. Pursuant to the Offer, which expired at 12:00 midnight, New York City time, on April 11, 2000, Purchaser acquired 4,495,179 Shares.

         Purchaser currently beneficially owns approximately 97% of the outstanding Shares. Because Purchaser will vote all Shares it beneficially owns in favor of the Merger Agreement, approval is assured, and the board of directors of the Company is not soliciting your proxy.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is being first mailed to stockholders on May [_], 2000.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET.............................................................8

THE PARTIES...................................................................12

THE SPECIAL MEETING...........................................................13
         Place, Date and Time.................................................13
         Purpose of the Special Meeting.......................................13
         Matters to be Considered at the Meeting; Effect of Approval of the
           Merger Agreement...................................................13
         Record Date; Voting at the Meeting...................................13
         Vote Required........................................................14
         Approval Assured.....................................................14
         Procedures for Exchange of Certificates..............................15

SPECIAL FACTORS...............................................................16

BACKGROUND OF THE MERGER......................................................16

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARD OF
         DIRECTORS............................................................20

OPINION OF P.J. SOLOMON.......................................................22

CERTAIN EFFECTS OF THE MERGER.................................................24

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.................................25

THE MERGER AGREEMENT..........................................................26
         Company Stock Options................................................26
         Effective Time.......................................................26
         Representations and Warranties.......................................26
         No Solicitation of Transactions......................................28
         Directors and Officers of the Company Following the Merger...........29
         Indemnification......................................................30
         Conditions to Consummation of the Merger.............................31
         Termination..........................................................31
         Fees and Expenses....................................................33

OTHER MATTERS.................................................................33
         Conduct of the Business of the Company After the Merger..............33

         Regulatory Matters...................................................34
         Dissenters' Rights...................................................35
         Financing............................................................36
         Expenses of the Transaction..........................................37

INTERESTS OF CERTAIN PERSONS IN THE MERGER....................................37

FEES PAYABLE TO P.J. SOLOMON..................................................38

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF THE
         COMPANY..............................................................38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS...............................39

TRANSACTIONS BETWEEN PARENT AND THE COMPANY...................................41

ACCOUNTING TREATMENT..........................................................41

WHERE YOU CAN FIND MORE INFORMATION...........................................41

                               SUMMARY TERM SHEET

         A special meeting of the stockholders of Duff & Phelps Credit Rating Co. is being called at which the stockholders will consider and vote on the merger of FSA Acquisition Corp., which owns approximately 97% of the outstanding shares of Duff & Phelps Credit Rating Co., with and into Duff & Phelps Credit Rating Co. WE ARE NOT ASKING YOU FOR A PROXY IN CONNECTION WITH THE SPECIAL MEETING AND YOU ARE REQUESTED NOT TO SEND US A PROXY. The following are some of the questions that you, as a stockholder of Duff & Phelps Credit Rating Co., may have and the answers to those questions. We urge you to read carefully the remainder of this information statement because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this information statement.

WHEN AND WHERE IS THE SPECIAL MEETING?  WHAT IS THE PURPOSE OF THE SPECIAL
MEETING?

         The special meeting of stockholders of Duff & Phelps Credit Rating Co. is being held on June [__], 2000, at [________] for the purpose of considering and voting to approve the merger of FSA Acquisition Corp. with and into Duff & Phelps Credit Rating Co., following which FSA Acquisition Corp. will cease to exist and Duff & Phelps Credit Rating Co. will be the surviving corporate entity. See "THE SPECIAL MEETING".

WHAT IS THE HISTORY OF THE MERGER?

         The merger is the second and final step of the acquisition of Duff & Phelps Credit Rating Co. by Fimalac S.A., a French societe anonyme, acting through its indirect substantially wholly owned subsidiary, FSA Acquisition Corp. The first step was a tender offer commenced by FSA Acquisition Corp. on March 15, 2000 for all of the outstanding shares of common stock of Duff & Phelps Credit Rating Co. The tender offer expired at midnight, New York City time, on April 11, 2000, and FSA Acquisition Corp. acquired in the tender offer approximately 97% of the outstanding shares of Duff & Phelps Credit Rating Co. Following the consummation of the merger, Duff & Phelps Credit Rating Co. will be an indirect substantially wholly owned subsidiary of Fimalac S.A. See "BACKGROUND OF THE MERGER".

WHO ARE FSA ACQUISITION CORP. AND FIMALAC S.A.?

         FSA Acquisition Corp. is a Delaware corporation that has carried on no business other than in connection with its recent tender offer to purchase all of the outstanding shares of common stock of Duff & Phelps Credit Rating Co. FSA Acquisition Corp. is indirectly substantially wholly owned by Fimalac S.A., a French societe anonyme. Fimalac S.A. is a diversified French corporation engaged principally in activities aimed at providing products and services to the business sector, including credit rating services through its Fitch IBCA subsidiaries. See "THE PARTIES".

WHAT WILL HAPPEN TO MY SHARES UPON THE MERGER?

         Upon the proposed merger of FSA Acquisition Corp. with and into Duff & Phelps Credit Rating Co., each share of common stock of Duff & Phelps Credit Rating Co. held by you will be converted into the right to receive $100.00, net to you, in cash, and you will cease to have any ownership interest in, or any rights as a stockholder of, Duff & Phelps Credit Rating Co. See "CERTAIN EFFECTS OF THE MERGER".

HOW DO I RECEIVE THE MERGER CONSIDERATION?

         Promptly after the merger becomes effective, Harris Trust Company of New York, the depositary, will send you a letter of transmittal containing instructions for the surrender by you of certificates representing shares. In order to receive the payment to which you are entitled, you must surrender your share certificate(s) together with a duly executed and properly completed letter of transmittal (and any other documents that may be required) as instructed in the letter of transmittal. Do not send your share certificates at this time; wait for instructions from Fimalac S.A. or Harris Trust Company of New York after the merger becomes effective. See "THE SPECIAL MEETING -- Procedures for Exchange of Certificates".

WHAT WILL HAPPEN TO ANY OPTIONS TO PURCHASE SHARES HELD BY ME UPON THE MERGER?

         Any options to purchase shares held by you became immediately exercisable at the time FSA Acquisition Corp. purchased shares pursuant to the tender offer. Any option to purchase shares held by you that has not been exercised by you prior to the date on which the merger becomes effective will be automatically canceled and you will be entitled to receive from Duff & Phelps Credit Rating Co. for each share previously subject to the option an amount in cash, less applicable withholding taxes, equal to any excess of $100.00 over the exercise price of the option. See "THE MERGER AGREEMENT-- Company Stock Options".

ARE THERE ANY CONDITIONS TO THE MERGER?

         Yes. The obligations of each party to effect the merger is subject to the satisfaction or waiver of various conditions at or prior to the time at which the merger becomes effective, including the vote of the stockholders of Duff & Phelps Credit Rating Co. and other customary closing conditions. In addition, FSA Acquisition Corp. is not required to effect the merger if certain representations and warranties made by Duff & Phelps Credit Rating Co. in the merger agreement were not truthful when made. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger".

WHAT DOES THE BOARD OF DIRECTORS OF DUFF & PHELPS CREDIT RATING CO. THINK OF THE MERGER?

         The board of directors of Duff & Phelps Credit Rating Co. has unanimously approved the merger agreement, as amended, and (1) determined that the merger and the merger agreement are advisable, fair to, and in the best interest of, Duff & Phelps Credit Rating Co., (2) approved the merger and the merger agreement and declared their advisability and (3) recommended that its stockholders approve and adopt the merger and the merger agreement. See "THE BOARD'S RECOMMENDATION".

WHAT DID THE BOARD OF DIRECTORS OF DUFF & PHELPS CREDIT RATING CO. CONSIDER IN MAKING ITS RECOMMENDATION?

         In making its recommendation in favor of the merger, the board of directors of Duff & Phelps Credit Rating Co. considered a number of factors, including the consideration to be paid in the merger and the fact the $100.00 per share to be paid to the stockholders of Duff & Phelps Credit Rating Co. is approximately 27% higher than the closing stock price per share on March 6, 2000, the day on which the board of directors of Duff & Phelps Credit Rating Co. approved the sale of Duff & Phelps Credit Rating Co. to FSA Acquisition Corp. The board of directors of Duff & Phelps Credit Rating Co. also considered the opinion of its financial advisor, Peter J. Solomon Company Limited, that the $100.00 per share cash consideration to be paid to the stockholders of Duff & Phelps Credit Rating Co. is fair, from a financial point of view, to the stockholders. See "REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS".

HOW MANY VOTES ARE REQUIRED TO APPROVE THE MERGER?

         The approval of the merger will require the vote of the holders of a majority of the outstanding shares, with holders of shares being entitled to one vote per share held by them on April 14, 2000, which is the record vote for the meeting. See "THE SPECIAL MEETING -- Record Date; Voting at the Meeting" and "THE SPECIAL MEETING -- Vote Required".

WILL MY VOTE HAVE ANY EFFECT ON WHETHER THE MERGER IS APPROVED?

         No. FSA Acquisition Corp. owns approximately 97% of the outstanding shares, and therefore has sufficient voting power to constitute a quorum at the special meeting and to approve all matters to be considered at the special meeting, regardless of the presence or vote of any other stockholder. FSA Acquisition Corp. will vote all shares it owns in favor of the merger. As a result, the merger will be approved and adopted at the special meeting even if no stockholder other than FSA Acquisition Corp. votes in favor of the merger. See "THE SPECIAL MEETING -- Approval Assured".

HOW DO I VOTE IF I WISH TO VOTE?

         If you wish to vote your shares, you or your representative must be present in person at the special meeting to be held on June [__], 2000 at 10:00 a.m. local time.

WHAT IF I DO NOT AGREE WITH THE MERGER OR THE AMOUNT TO BE PAID
TO ME FOR EACH SHARE?  DO I HAVE THE RIGHT TO DISSENT?

         You are entitled to assert dissenters' rights under Illinois law. In order to assert such rights, you must deliver to Duff & Phelps Credit Rating Co. prior to the time at which the vote is taken at the special meeting a written demand for payment for your shares in the event the merger is consummated, and you may not vote in favor of the merger at the special meeting. Following a demand for payment, Duff & Phelps Credit Rating Co. will provide you with an estimate of the fair value of the shares with supporting documentation and will agree to purchase your shares at the estimated fair value of the shares. If you do not agree with the estimated fair value of the shares,

Illinois law provides procedures pursuant to which you may obtain an appraisal of the value of the shares. See "OTHER MATTERS -- Dissenters' Rights".

HOW WILL I BE TAXED ON THE MERGER?

         The receipt of cash for shares in the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between the amount of cash received pursuant to the merger and such stockholder's adjusted tax basis in the shares. The foregoing may not be applicable to a stockholder who acquired shares pursuant to the exercise of employee stock options or certain other stockholders. See "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES".

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE MERGER?

         If you have any questions about the merger, please call Marie Becker, Secretary of Duff & Phelps Credit Rating Co., at (312) 368-3100.

         Throughout this Information Statement, the term "Merger" means the merger of FSA Acquisition Corp., a Delaware corporation (the "Purchaser"), with and into Duff & Phelps Credit Rating Co., an Illinois corporation (the "Company"), with the Company being the surviving corporation. The term "Merger Agreement" means the Agreement and Plan of Merger among Fimalac S.A., a French societe anonyme, Fimalac, Inc., a Delaware corporation, Purchaser and the Company, dated as of March 6, 2000, as amended by Amendment No. 1 dated as of May [__], 2000, copies of which are attached as Exhibit A and are hereby incorporated by reference. The term "Offer" means the tender offer by Purchaser to purchase all of the outstanding shares of common stock, no par value, of the Company (the "Shares") at a purchase price of $100.00 per Share.

THE PARTIES

Duff & Phelps Credit Rating Co.

         The Company is an Illinois corporation with its principal executive offices located at 55 East Monroe Street, Chicago, Illinois 60603 where its telephone number is (312) 368-3100. The Company issues credit ratings on domestic and international corporate bonds, sovereign bonds, preferred stocks, commercial paper, certificates of deposit, structured financings and insurance company claims paying ability, and, to a lesser extent, on municipal securities.

Fimalac S.A.

         Fimalac S.A. (the "Parent") is a societe anonyme organized under the laws of the Republic of France with its principal offices located at 97 rue de Lille, 75007 Paris, France. The telephone number of Parent is (33-1)
47.53.61.75. Parent is a diversified French corporation engaged principally in activities aimed at providing products and services to the business sector. Its principal lines of business are: credit rating services through its Fitch IBCA subsidiaries ("Fitch IBCA"), storage of chemical substances through its subsidiary LBC S.A., assembly and supply of franking machines and office equipment through its subsidiaries SECAP S.A. and ANFA S.A. and the distribution of professional hand tools and garage equipment through its FACOM group. Parent is a public company listed on the Paris Bourse.

FSA Acquisition Corp.

         The Purchaser is a newly incorporated Delaware corporation organized by Parent in connection with the Offer and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at One State Street Plaza, New York, NY 10004. The telephone number of Purchaser is (212) 908-0500.

Fimalac, Inc.

         Fimalac, Inc. ("Fimalac-U.S.") is a Delaware corporation with its principal offices located at One State Street Plaza, New York, NY 10004, where its telephone number is (212) 908-0500. Fimalac-U.S. is a holding company through which Parent holds its ownership interest in certain U.S. subsidiaries.

Surviving Corporation

         The Company will be the surviving corporation in the Merger (the "Surviving Corporation"). Pursuant to the Merger Agreement, the directors of Purchaser will be the directors of the Surviving Corporation, and the executive officers of Purchaser will be the executive officers of the Surviving Corporation.

THE SPECIAL MEETING

Place, Date and Time

         A special meeting of the stockholders of the Company will be held on June [__], 2000 at [__], commencing at 10:00 a.m. local time (the "Special Meeting").

Purpose of the Special Meeting

         The purpose of the Special Meeting is to consider and vote on:

                  o        a proposal to approve and adopt the Merger Agreement
                  o any other business that properly comes before the Special Meeting

         At the Special Meeting, holders of Shares of the Company of record as of the close of business on the Record Date (defined under "THE SPECIAL MEETING -- Record Date; Voting at the Meeting" below) will be eligible to vote upon the recommendation of the board of directors of the Company to approve and adopt the Merger Agreement.

Matters to be Considered at the Meeting; Effect of Approval of the Merger Agreement

         At the Special Meeting, holders of Shares of the Company as of the Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.

         Under Illinois law, a plan of merger must initially be approved by the majority vote of the members of the board of directors of the corporation prior to submission of such plan to such corporation's stockholders. In accordance with Illinois law, the board of directors of the Company has approved the Merger Agreement and has directed that it be submitted to the stockholders for their approval.

Record Date; Voting at the Meeting

         The board of directors has fixed the close of business on April 14, 2000 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments and postponements of the Special Meeting. On the Record Date, there were [__] Shares outstanding, which Shares were held by approximately [__] holders of record. The Shares are the only authorized and outstanding voting securities of the Company. Each holder of Shares as of the Record Date is entitled to cast one (1) vote per Share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of the stockholders at the Special Meeting. Votes at the Special Meeting will be tabulated by an Inspector of Election appointed by the Company.

         The holders of a majority of the outstanding shares of the Company present in person or represented by proxy will constitute a quorum for the transaction of business at the Special Meeting. If a quorum is not present, the Special Meeting may be adjourned from time to time, until a quorum is present. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum at the Special Meeting for the transaction of business.

         The board of directors of the Company has determined that the right to receive $100.00 in cash for each Share (the "Merger Consideration") is fair to, and in the best interests of, stockholders of the Company. However, any holder of record of Shares as of the Record Date who, prior to the vote on the Merger at the Special Meeting, makes a written demand by following the procedures prescribed under Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended ("Illinois Law"), has the right to payment of the "fair value" of such Shares by the Company, as the Surviving Corporation in the Merger, in lieu of receiving the consideration provided under the Merger Agreement (the "Dissenters' Rights"). A summary of the procedures relating to the exercise of Dissenters' Rights under Illinois Law is included in this Information Statement under "OTHER MATTERS -- Dissenters' Rights" and the full text of Sections 11.65 and 11.70 of Illinois Law is included in Exhibit B hereto, and is hereby incorporated by reference.

Vote Required

         The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting. A failure to vote, an abstention from voting, or a broker non-vote, will have the same legal effect as a vote cast against approval of the Merger Agreement. Brokers, and in many cases nominees, will not have discretionary power to vote on the proposals to be presented at the Special Meeting.

Approval Assured

         As of the Record Date, Purchaser owned approximately 97% of the Shares. Therefore, Purchaser has sufficient voting power to constitute a quorum and to approve all matters to be considered at the Special Meeting, regardless of the vote of any other stockholder. Purchaser will vote all Shares it beneficially owns in favor of the Merger Agreement. As a result, the Merger Agreement will be approved and adopted at the

Special Meeting even if no stockholder other than Purchaser votes in favor of this proposal.

Procedures for Exchange of Certificates

         Parent or Purchaser will deposit with Harris Trust Company of New York (the "Depositary and Paying Agent") the aggregate Merger Consideration to which holders of Shares will be entitled when, pursuant to the Merger Agreement, Purchaser will be merged with and into the Company ("Effective Time"). Promptly after the Effective Time, the Surviving Corporation will cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates (the "Certificates") that, prior to the Effective Time, represented Shares (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Depositary and Paying Agent, and will be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Stockholders should not return their Certificates until they receive a letter of transmittal.

         Upon the surrender of each such Certificate formerly representing Shares, together with such letter of transmittal and any additional documents as may reasonably be required by Parent or the Depositary and Paying Agent, in each case duly completed and validly executed in accordance with the instructions thereto, the Depositary and Paying Agent will pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate will forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Shares held by Parent, Fimalac-U.S., Purchaser or the Company, or any direct or indirect subsidiary thereof) will represent solely the right to receive the Merger Consideration. No interest will be paid or accrue on the Merger Consideration.

         If the Merger Consideration (or any portion thereof) is to be delivered to any person other than to the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it is a condition to such exchange that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange pay to the Depositary and Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of the Depositary and Paying Agent that such tax has been paid or is not applicable.

         Promptly following the date which is six months after the Effective Time, Parent will cause the Depositary and Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the Offer and Merger and the Depositary and Paying Agent's duties will terminate thereafter. Thereafter each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

         None of Parent, Fimalac-U.S., Purchaser or the Company will be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Parent or the Depositary and Paying Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Parent or the Depositary and Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Depositary and Paying Agent, such withheld amounts will be treated as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Depositary and Paying Agent.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

         The Merger is the second and final step of the acquisition of the Company by Parent. The first step was a tender offer by Purchaser for the Company's outstanding Shares at $100.00 per Share in cash. Purchaser acquired approximately 97% of the Company's outstanding Shares pursuant to the tender offer, which expired at 12:00 midnight, New York City time, on April 11, 2000. The background of the Merger is as follows:

         In the Fall of 1997, the board of directors of the Company determined to explore strategic alternatives to maximize stockholder value. In connection with that determination, in December 1997, the Company retained Peter J. Solomon Company Limited ("P.J. Solomon") to prepare a confidential information memorandum describing the Company and to assist the Company in identifying parties that might be interested in a possible transaction with the Company. Between December 1997 and May 1998, the Company authorized P.J. Solomon to contact approximately 20 selected companies to discern their level of interest in pursuing a transaction with the Company. Nine of the selected companies entered into confidentiality agreements and were provided with the confidential information memorandum prepared by P.J. Solomon. For a variety of reasons, including conflicts of interest, lack of synergies and insufficient valuation, none of the companies that were provided with the confidential information memorandum expressed further interest regarding a possible transaction with the Company. Accordingly, the engagement of P.J. Solomon was terminated. The Company did not authorize P.J. Solomon to contact Parent because Parent had recently completed its acquisition of Fitch Investors Service, L.P. ("Fitch") and was believed to be too occupied by the combination of Fitch and IBCA Inc. to have any interest in the Company.

         Prior to June 1999, the executive officers of the Company were familiar with the business and operations of Parent through the activities in the credit rating business of its wholly owned subsidiary Fitch IBCA.

         In June 1999, Robin Monro-Davies, Chief Executive Officer of Fitch IBCA, called Paul J. McCarthy, then Chairman and Chief Executive Officer of the Company, to ask whether Mr. McCarthy might be interested in meeting to explore the possibility of a business combination between the Company and Fitch IBCA. On September 17, 1999, Mr. Monro-Davies met with Mr. McCarthy in New York City to discuss the possibility of a combination between the companies.

         At the regular quarterly meeting of the board of directors on August 17, 1999, at which all of the directors were present, Mr. McCarthy advised the board of directors of the preliminary contact received by the Company from Parent regarding the possibility of a business combination.

         On October 11, 1999, Mr. McCarthy was contacted by another third party which expressed an interest in discussing a possible business combination with the Company. Later in October 1999, Mr. McCarthy met with the executive vice president of such third party to generally discuss the possibility of a business combination with the Company.

         At the regular quarterly meeting of the board of directors on November 11, 1999, at which all of the directors were present, Mr. McCarthy advised the board of directors of the meetings he had had with Mr. Monro-Davies and the executive vice president of the other third party, and the board of directors discussed the possibility of a business combination between the Company and either Fitch IBCA or the other third party.

         In December 1999, Mr. McCarthy and Philip T. Maffei, then President of the Company, met with the executive vice president of the other third party to further explore on a preliminary basis the possibility of a business combination between the Company and the other third party.

         In December 1999, Mr. Monro-Davies again contacted Mr. McCarthy and indicated that Parent was interested in proceeding further with discussions regarding a possible business combination between the Company and Fitch IBCA. Mr. Monro-Davies and Mr. McCarthy then scheduled a meeting in January 2000 with Marc de Lacharriere, President of Parent. On January 18, 2000, Messrs. McCarthy and Maffei met in New York City with Mr. de Lacharriere, Veronique Morali, Managing Director of Parent, Mr. Monro-Davies and Stephen Joynt, President of Fitch IBCA, to discuss the possibility of a business combination between the Company and Fitch IBCA. The parties acknowledged that Parent would be a unique buyer and that the synergies between the Company and Fitch IBCA would permit the combined companies to better compete with the two major credit rating agencies. The parties noted that the strengths of Fitch IBCA in U.S. securitization markets, global banking, European rating activities and U.S. public finance would complement the Company's expanded corporate rating capability and broader coverage of the insurance sector, in addition to the Company's strong structured finance group and international network. The parties also discussed the possible structures of a combination between the Company and Fitch IBCA.

         Following the January meeting with representatives of Parent, counsel for the Company delivered to counsel for Parent a draft confidentiality agreement and the parties began to negotiate the terms thereof. In response to the initial draft, Parent requested that the Company agree to negotiate exclusively with Parent regarding a potential business combination, but the Company declined to accept pending evolution of discussions. On January 25, 2000, the Company and Parent entered into a confidentiality agreement in which Parent agreed, among other things, to keep information it obtained from the Company confidential, to refrain from soliciting employees of the Company, and not to make an unsolicited offer to acquire the Company.

         Following the execution of the confidentiality agreement, the Company transmitted to Parent certain preliminary commercial and legal information with respect to the Company. On February 11, 2000, Parent requested through its counsel additional information regarding the Company, but the Company declined to provide such additional information pending the outcome of further discussions.

         On February 2, 2000, Messrs. McCarthy and Maffei again met with the executive vice president of the other third party to continue preliminary discussions regarding a possible business combination with the Company.

         During the regular quarterly meeting of the board of directors on February 18, 2000, Mr. McCarthy updated all the members of the board of directors on the status of the business combination discussions between the Company and each of Parent and the other third party. The members of the board of directors then discussed the benefits and disadvantages of the possible business combinations.

         On February 24, 2000, Mr. de Lacharriere, Ms. Morali and Mr. Joynt met again with Messrs. McCarthy and Maffei in New York City. Mr. de Lacharriere, Ms. Morali and Mr. Joynt expressed Parent's continued interest in pursuing a business transaction with the Company and indicated that Parent was prepared to make a cash offer for the outstanding Shares at a price of $95.00 per Share. The representatives of Parent also stated that Parent had available to it funding necessary to complete the Offer and Merger so that there would be no financing contingency in the definitive agreement. The parties engaged in further negotiations and at the end of the meeting, Mr. de Lacharriere stated that Parent was prepared to make a cash offer of $100.00 per Share, subject to the satisfaction of a number of conditions, including agreement on the structure of the transaction, the satisfactory completion of due diligence and the negotiation of a definitive agreement. Parent also requested that the Company commit to negotiate exclusively with Parent for a limited period of time, but the Company stated that it was not prepared to provide exclusivity and reserved the right to communicate with the other third party with which it had had prior discussions.

         Following the meeting with the representatives of Parent, on February 24, 2000, Mr. McCarthy contacted the members of the board of directors by telephone to advise them of the offer made by Parent. On February 24, 2000, the Company again engaged P.J. Solomon to review the terms of the proposed transaction from a financial point of view and to perform such other financial advisory services as requested by the Company.

         After the meeting between representatives of the Company and Parent through the execution of the Merger Agreement, Parent and its advisors conducted more intensive due diligence with respect to the Company and were in regular contact with the Company and its advisors relating thereto.

         On February 25, 2000, Mr. McCarthy was contacted by the executive vice president of the other third party that had previously expressed an interest in a possible business combination with the Company. Mr. McCarthy advised the other third party that the Company had received a cash offer for a business combination at a significant premium to its current market valuation and that Parent was beginning to prepare appropriate documentation. No further contact was received from the other third party and no business combination proposal was ever received from such other third party.

         On February 28, 2000, Mr. McCarthy received a letter from Ms. Morali stating Parent's continued interest in acquiring the Company and requesting that the Company enter into a 14 day exclusive period during which the Company would not discuss or negotiate any other potential business combination. The Company advised Parent that the Company would not enter into such an exclusivity agreement with respect to discussions and negotiations regarding potential business combinations. In response to repeated requests from Parent and its counsel for assurances that the Company was negotiating in good faith, however, on February 29, 2000, the Company provided a letter to Parent stating that the Company intended to engage in good faith negotiations with Parent with respect to a business combination and that it was not engaged in negotiations with respect to a possible combination with any other third party. Furthermore, the Company agreed that prior to March 7, 2000, it would not take any further steps to solicit proposals with respect to any other potential business combinations while negotiating with Parent and that in the event that the Company was contacted by a third party with respect to a business combination, the Company would promptly advise Parent of any such proposal.

         On February 29, 2000, Parent's counsel provided the Company with an initial draft of an agreement and plan of merger. During the next week, representatives of the Company and Parent and their counsel and financial advisors negotiated the terms of the Merger Agreement, while Parent continued its due diligence review of the Company. On March 2, 2000, each of the directors of the Company was provided with a notice of meeting of the board of directors called for March 6, 2000, an agenda of the meeting, material relating to the fiduciary duties of the board of directors in connection with a potential business combination transaction, and a copy of the draft agreement and plan of merger, which had been marked to reflect the revisions proposed by the Company, its counsel and financial advisors.

         On March 5 and 6, 2000, representatives of the Company and counsel and financial advisors for the Company met with representatives of Parent and counsel and financial advisors for Parent in New York City to continue negotiating the terms and conditions of the agreement and plan of merger.

         On March 6, 2000, the board of directors met in New York City to discuss Parent's offer. Mr. McCarthy reviewed the background of the Company's relationship with Parent and discussed the terms of the proposed transaction. The directors discussed the reasons for engaging in a combination with Parent. The Company's counsel reviewed the terms of the Merger Agreement and the conditions to Parent's obligation to complete the Offer and Merger. Counsel to the Company also reviewed with the members of the board of directors their fiduciary obligations in considering a potential business combination transaction. The representatives of P.J. Solomon then made a financial presentation to the board of directors supporting P.J. Solomon's opinion as to the fairness, from a financial point of view, of the $100.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares. The board of directors then asked senior management and the advisors a number of questions regarding the terms, conditions and timing of the proposed transaction. At 5:30 p.m., the board of directors adjourned while final revisions to the agreement and plan of merger were being made.

         The board of directors reconvened at 9:30 p.m. on March 6, 2000 and reviewed the definitive agreement and plan of merger. After further discussion of the proposed transaction, the board of directors, by unanimous vote of those present, approved, among other things, the Merger Agreement and the transactions contemplated thereby, determined that the Offer and the Merger were fair to and in the best interests of the Company and its stockholders and resolved to recommend to the stockholders of the Company that they accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

         The Merger Agreement was then executed late in the evening on March 6, 2000 by Parent, Fimalac-U.S., Purchaser and the Company. On March 7, 2000, Parent and the Company publicly announced the execution of the Merger Agreement in a joint press release.

         Jonathan Ingham, a member of the board of directors, was unable to attend the board meeting on March 6, 2000. However, on March 8, 2000, after discussing the proposed transaction with Mr. McCarthy and the Company's counsel and having been provided with copies of all relevant documents, Mr. Ingham ratified and approved the Merger Agreement, the transactions contemplated thereby and the other actions taken by the board of directors at its March 6, 2000 meeting.

         On March 15, 2000, Parent and Purchaser commenced the Offer. On April 12, 2000 Purchaser announced that it had accepted for payment and would promptly pay for all 4,496,138 Shares validly tendered pursuant to the Offer. Purchaser has subsequently acquired 4,495,179 such Shares that were delivered.

         The Merger Agreement as originally executed provided that, following the Offer, at the option of Parent, either the Company would be merged with and into the Purchaser, with the Purchaser being the surviving corporation or the Purchaser would be merged with and into the Company, with the Company being the surviving corporation. Upon determination by Parent that the Purchaser should be merged into the Company, with the Company being the surviving corporation, the board of directors of the Company convened at [__] on April 12, 2000 to review the proposed Amendment No. 1 to the Merger Agreement ("Amendment No. 1") to provide for such a merger, and, by unanimous vote approved Amendment No. 1. Amendment No. 1 was then executed on May [__], 2000 by Parent, Fimalac-U.S., Purchaser and the Company.

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         On March 6, 2000, the board of directors of the Company unanimously (1) determined that the Offer, the Merger and the Merger Agreement (as of such date) are advisable, fair to, and in the best interest of, the Company, (2) approved the Merger, the Offer, the Merger Agreement (as of such date) and the other transactions contemplated by the Merger Agreement (as of such date) and declared their advisability and (3) recommended that its stockholders accept the Offer and tender their shares pursuant thereto and approve and adopt the Merger Agreement (as of such date). On April 12, 2000 the board of directors of the Company unanimously approved Amendment No. 1.

         In making the determinations and recommendations set forth above, the board of directors of the Company considered a number of factors including, without limitation, the following:

         (A) The consideration to be paid in the Merger, and, in particular, the fact that the $100.00 per Share to be received by the Company's stockholders in the Merger represents an approximate 27% premium over the closing stock price per Share on March 6, 2000, the day the board of directors approved the Offer and the Merger;

         (B) The Company's financial condition, results of operations, assets, liabilities, liquidity, business and prospects and industry, economic and market conditions, including the inherent risks and uncertainties in the Company's business in each case on a historical, current and prospective basis. The board of directors determined that in its view, the acquisition of the Company by Parent presented the best means of achieving the greatest value for holders of its Shares;

         (C) The strategic fit of the Company with Fitch IBCA. Fitch IBCA's key strengths have been in U.S. securitization markets, global banking, European rating activities and U.S. public finance. The Company brings to Fitch IBCA an expanded corporate rating capability and broader coverage of the insurance sector, in addition to a strong structured finance group and international network;

         (D) Analysis of the future prospects of the Company on a stand alone basis;

         (E) The historical and recent market prices for the Shares and potential future share prices;

         (F) The opinion of P.J. Solomon, dated March 6, 2000, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $100.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Parent and its affiliates) was fair, from a financial point of view, to such holders. The full text of P.J. Solomon's written opinion, dated March 6, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken by P.J. Solomon, is attached hereto as Exhibit C, which is herein incorporated by reference. The opinion is directed only to the fairness, from a financial point of view, of the $100.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Parent and its affiliates) and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should tender Shares pursuant to the Offer or how any stockholder should vote on the Merger. HOLDERS OF SHARES ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY;

         (G) The availability of appraisal rights under Section 11.65 of the Illinois Law;

         (H) The terms and conditions of the Merger Agreement, including provisions that (a) although prohibiting the Company and its representatives from soliciting or initiating any inquiries or proposals regarding an Acquisition Proposal (as defined in "THE MERGER AGREEMENT -- No Solicitation of Transactions"), permit the Company and its representatives to furnish information or data (including, without limitation, confidential information or data) relating to the Company or its subsidiaries to, and participate in negotiations with, any third party making an unsolicited bona fide written Acquisition Proposal, to the extent the board of directors reasonably believes that such Acquisition Proposal may constitute a Superior Proposal (as defined in "THE MERGER AGREEMENT -- No Solicitation of Transactions") and (b) permit the Company to terminate the Merger Agreement to accept a Superior Proposal, subject to (i) the Company entering into a definitive agreement providing for the transactions contemplated by such Acquisition Proposal immediately following such termination, (ii) the board of directors having given Parent at least two business days prior written notice of its determination to terminate the Merger Agreement and having afforded Parent a reasonable opportunity within such two business day period to amend its Offer and (iii) payment of a termination fee of $16,000,000 plus actual out-of-pocket expenses of Parent and Purchaser not to exceed $2,000,000;

         (I) The proposed structure of the Offer and the Merger involving an immediate cash tender offer followed by a merger for the same consideration and the fact that there is no financing or due diligence contingency to the Offer. In this connection, the board of directors also considered the likelihood that the proposed acquisition would be consummated, including the likelihood of satisfaction of the conditions to the Offer and the Merger contained in the Merger Agreement, and the risks to the Company if the acquisition was not consummated; and

         (J) The recommendation of the Company's management with respect to the proposed transaction.

         The board of directors evaluated the factors listed above in light of the directors' knowledge of the business and operations of the Company and in their business judgment. In view of the variety of factors considered by the board of directors in connection with its evaluation of the Merger Agreement and the Offer and the Merger, the board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors in making their individual determinations.

OPINION OF P.J. SOLOMON

         In its opinion addressed to the board of directors of the Company dated March 6, 2000, P.J. Solomon set forth its opinion that, as of such date, and based upon and subject to the limitations set forth in such opinion, the cash consideration of $100.00 per Share to be received by the stockholders of the Company was fair, from a financial point of view, to the stockholders of the Company.

         P.J. Solomon, as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of equity and debt and negotiated underwritings. P.J. Solomon was selected by the Company to deliver a fairness opinion in this transaction based on P.J. Solomon's investment banking relationship and familiarity with the Company; in December 1997, the Company retained P.J. Solomon to prepare a confidential information memorandum describing the Company and to assist the Company in identifying parties that might be interested in a possible transaction with the Company. P.J. Solomon believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the processes underlying its analyses and opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description.

         Pursuant to the terms of P.J. Solomon's engagement, the Company has agreed to pay P.J. Solomon the following amounts: (i) a retention fee of $100,000, (ii) $200,000 for rendering an opinion as to the fairness, from a financial point of view, of the consideration to be received in the Offer and the Merger by the holders of Shares and (iii) $700,000 upon consummation of the Offer and the Merger. The Company also has agreed to reimburse P.J. Solomon for reasonable out-of-pocket expenses, including the reasonable fees, disbursements and other charges of its legal counsel, and to indemnify P.J. Solomon and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of P.J. Solomon's engagement.

         P.J. Solomon was retained by the Company solely to render an opinion as to the fairness from a financial point of view of the consideration to be received by the holders of Shares in the purchase of the Company by Parent. P.J. Solomon did not make any recommendation with respect to the amount of such consideration. P.J. Solomon was not engaged to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company.

         P.J. Solomon assumed and relied upon the accuracy and completeness of the information reviewed by it for the purposes of its opinion and did not assume any responsibility for independent verification of such information. With respect to the financial projections, P.J. Solomon assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. P.J. Solomon did not make an independent evaluation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such evaluation or appraisal. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, March 6, 2000.

         In arriving at its fairness opinion, P.J. Solomon, among other things:

         (i) reviewed the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 1998, and certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company, and certain other public communications from the Company to its stockholders;

         (ii) reviewed certain internal financial analyses and forecasts of the Company prepared by the management of the Company;

         (iii) discussed the past and current operations, financial condition and prospects of the Company with senior management of the Company;

         (iv) reviewed the reported prices and trading activity of the Shares of the Company;

         (v) compared the financial performance and condition of the Company and the reported prices and trading activity of the Shares of the Company with that of certain other comparable publicly traded companies;

         (vi) reviewed publicly available information regarding the financial terms of certain recent business combination transactions in the financial services industry specifically and other industries generally which were comparable, in whole or in part, to the Offer and Merger;

         (vii) participated in certain discussions among representatives of each of the Parent and the Company;

         (viii)   reviewed the Merger Agreement; and

         (ix)     performed such other analyses as it deemed appropriate.

         The full text of the written P.J. Solomon opinion, dated March 6, 2000, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of review undertaken by P.J. Solomon in rendering the P.J. Solomon opinion is attached as Exhibit C. P.J. Solomon has consented to the reproduction in full of its fairness opinion in this Information Statement. Stockholders are urged to read the P.J. Solomon opinion carefully in its entirety.

CERTAIN EFFECTS OF THE MERGER

         The Merger will become effective at the time the articles of merger and certificate of merger, respectively, together with any required related certificate, are filed with the Secretary of State of Illinois and the Secretary of State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the laws of Illinois and Delaware. At the Effective Time, pursuant to the Merger Agreement, Purchaser will be merged with and into the Company. At such Effective Time, each outstanding Share will be converted into and represent the right to receive the Merger Consideration, without interest, except for (i) Shares held in the Company's treasury immediately before the Effective Time, and each Share held by Parent, Fimalac-U.S., Purchaser, or any of their respective direct or indirect wholly owned subsidiaries immediately before the Effective Time (all of which will be canceled) and (ii) Shares with respect to which dissenters' rights are properly exercised under Illinois Law.

         Current stockholders of the Company will not have an opportunity to continue their equity interest in the Company after the Merger. As a result of the completion of the Offer, the Shares are no longer quoted on the New York Stock Exchange and trading information is no longer available. Parent and Purchaser plan to request that the registration of the Shares under the Securities Exchange Act of 1934, as amended, be terminated.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The receipt of cash for Shares in the Merger will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the stockholder and will be long term capital gain or loss if the Shares were held for more than one year on the effective time of the Merger. The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above.

         Payments in connection with the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, non-United States persons and financial institutions, provided they properly establish their status when required to do so by completing and providing the appropriate IRS forms. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

         The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, to a stockholder who is related to Purchaser for purposes of
Section 302 of the Code or to a stockholder who is not a United States person or who is otherwise subject to special tax treatment under the Code (for example, brokers, dealers in securities, banks, insurance companies, tax-exempt organizations and financial institutions). For these purposes, a United States person means a person who or which is (i) an individual who is a citizen or resident of the United States for United States federal income tax purposes,
(ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income tax regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, the foregoing discussion does not address the tax treatment of holders of options to acquire Shares.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL OR NON-UNITED STATES INCOME AND OTHER TAX LAWS.

                              THE MERGER AGREEMENT

         The following is a summary of certain provisions of the Merger Agreement that are not otherwise discussed herein. Such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully in its entirety.

Company Stock Options

         Each outstanding option (a "Stock Option") to purchase shares of common stock of the Company ("Common Stock"), granted under the Company's 1994 Long-Term Stock Incentive Plan or pursuant to any other employee stock option plan or agreement entered into by the Company with any employee of the Company or any subsidiary thereof (the "Company Stock Option Plan"), became exercisable on April 12, 2000, the date of which Purchaser purchased Shares pursuant to the Offer, whether or not then exercisable, subject to the terms of the Company Stock Option Plan pursuant to which such Stock Option was issued. If and to the extent that a Stock Option is not exercised at the Effective Time, such Stock Option will be canceled automatically. Each holder of a canceled Stock Option will be entitled to receive as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act from the Company in consideration for such cancellation an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Stock Option multiplied by
(ii) the excess, if any, of $100.00 over the exercise price per share of Common Stock previously subject to such Stock Option upon surrender of such Stock Option to the Company or an affidavit of loss in the form requested by Parent, together with such additional documentation as may be reasonably required by Parent or the Company.

Effective Time

         The Merger will become effective at the time the articles of merger and certificate of merger, together with any required related certificate, are filed with the Secretary of State of Illinois and the Secretary of State of Delaware, respectively. The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement.

Representations and Warranties

          Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things: its organization and qualification and subsidiaries; its articles of incorporation and bylaws; capitalization; authority relative to the Merger Agreement; material contracts; no conflicts; required filings and consents; compliance with law; SEC filings; financial statements; absence of certain changes or events; undisclosed liabilities; litigation; employee benefit plans; employment and labor matters; Offer documents and proxy statement; restrictions on business activities; title to property; taxes; environmental matters; intellectual property; interested party transactions; insurance; opinion of financial advisor; brokers; the applicability of Sections 7.85 and 11.75 of Illinois Law; and required votes.

         Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Material Adverse Effect" on the Company. For purposes of the Merger Agreement, when used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change, effect or circumstance that is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, in each case taken as a whole, other than any such changes, effects or circumstances (i) expressly set forth in the Company's disclosure schedules to the Merger Agreement or (ii) specifically set forth or described in the Company SEC Reports, other than general risk factors. The following, considered alone without regard to any other effects, changes, events, circumstances or conditions, do not constitute a Material Adverse Effect: (i) a change in the trading prices of the Company's securities between the date of the Merger Agreement and the Effective Time; (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions; (iii) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles; (iv) any effects, changes, events, circumstances or conditions resulting from the announcement or pendency of any of the transactions contemplated by the Merger Agreement other than a breach of a representation or warranty pursuant to the Merger Agreement which would occur except for this clause (iv) or clause (v) of this definition of Material Adverse Effect; and (v) any effects, changes, events, circumstances or conditions resulting from actions taken by the Parent or the Company in order to comply with the terms of the Merger Agreement other than a breach of a representation or warranty pursuant to the Merger Agreement which would occur except for this clause (v) or clause (iv) of this definition of Material Adverse Effect.

         Pursuant to the Merger Agreement, Parent, Fimalac-U.S. and Purchaser have made customary representations and warranties to the Company with respect to, among other things: their organization and qualification; their subsidiaries; authority relative to the Merger Agreement; no conflicts; required filings; consents; the Offer documents; the prior activities of Purchaser; the ability of Parent and Purchaser to finance the transactions contemplated by the Merger Agreement; and ownership of Shares. Certain representations and warranties in the Merger Agreement made by the Parent, Fimalac- U.S. and Purchaser are qualified as to "materiality" or "Material Adverse Effect" on the Parent.

         None of the representations and warranties made by Parent, Fimalac-U.S., Purchaser or the Company in the Merger Agreement survive the Effective Time.

No Solicitation of Transactions

         In the Merger Agreement, the Company has agreed not to (nor to permit its subsidiaries, or its or its subsidiaries' officers, directors or representatives or agents to) (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries), directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal. The Merger Agreement provides, however, that nothing in the Merger Agreement prohibits the Company or the board of directors from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith reasonable judgment of the board of directors after consultation with outside legal counsel, the failure to so disclose would be inconsistent with its fiduciary obligations to stockholders under applicable law. The Merger Agreement also provides, that, prior to the time at which Purchaser shall have accepted Shares for payment pursuant to the Offer and to the extent that the board of directors determines in good faith (after consultation with outside legal counsel) that not to do so would be inconsistent with its fiduciary duties to stockholders under applicable law, (x) the board of directors on behalf of the Company may, in response to an unsolicited bona fide written Acquisition Proposal, make such inquiries of the Third Party making such unsolicited bona fide written Acquisition Proposal as may be necessary to inform itself of the particulars of the Acquisition Proposal and, if the board of directors reasonably believes that such Acquisition Proposal may constitute a Superior Proposal, furnish information or data (including, without limitation, confidential information or data) relating to the Company or its subsidiaries to, and participate in negotiations with, the Third Party making such unsolicited bona fide written Acquisition Proposal and (y) following receipt of a Superior Proposal, the board of directors may withdraw or modify its recommendation relating to the Offer or the Merger if the board of directors determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law. Subject to the Company's right to terminate the Merger Agreement, nothing in the Merger Agreement and no action taken by the board of directors pursuant to the foregoing provision will permit the Company to enter into any agreement or undertaking providing for any transaction contemplated by an Acquisition Proposal for so long as the Merger Agreement remains in effect.

         "Acquisition Proposal" means a proposal for either (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "Third Party") would acquire 25% or more of the outstanding shares of the Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party would acquire 25% or more of the outstanding shares of the Common Stock of the Company or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 25% or more of the fair market value of all the assets of the Company immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer, or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act. The Merger Agreement clarifies that no Acquisition Proposal received by the Company following the date of the Merger Agreement will be deemed to have been solicited by the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company) in violation of the non-solicitation provisions of the Merger Agreement solely by virtue of the fact that the person or entity making such Acquisition Proposal made an Acquisition Proposal prior to the date of the Merger Agreement or the fact that the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker or attorney retained by the Company) solicited such Acquisition Proposal prior to February 29, 2000.

         "Superior Proposal" means an Acquisition Proposal that (i) is not subject to any financing contingencies or is, in the good faith judgment of the board of directors after consultation with a nationally recognized financial advisor, reasonably capable of being financed and (ii) the board of directors determines in good faith, based upon such matters as it deems relevant, including an opinion of a nationally recognized financial advisor, would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger.

         The Merger Agreement also provides that the Company shall, prior to providing any information to or entering into discussions with any person in connection with an Acquisition Proposal, receive from such person an executed confidentiality agreement in reasonably customary form, notify Parent orally and in writing of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and provide Parent with a copy of any written Acquisition Proposal, and shall thereafter inform Parent on a prompt basis of (i) any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information provided to such person which has not previously been provided to Parent and
(ii) any request by any person for nonpublic information relating to its or any of its subsidiaries' properties, books or records.

         The Company also agreed in the Merger Agreement to immediately cease any existing discussions or negotiations with any person (other than Parent and Purchaser) conducted theretofore with respect to any of the foregoing. The Company also agreed not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

Directors and Officers of the Company Following the Merger

         The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Parent may designate up to such number of directors, rounded up to the next whole number on the board of directors that equals the product of (i) the total number of directors on the board of directors (giving effect to the election of any additional directors as provided herein) and (ii) the percentage that the number of Shares owned by Purchaser and its affiliates (including any

Shares purchased pursuant to the Offer) bears to the total number of outstanding Shares, and the Company will upon request by Parent, promptly either increase the size of the board of directors (and will, if necessary, amend the Company's by-laws to permit such an increase) or use its reasonable best efforts to secure the resignation of such number of directors as is necessary to enable Parent's designees to be elected to the board of directors and will cause Parent designees to be so elected. The Merger Agreement also provides, however, that, at all times prior to the Effective Time, the Company's board of directors will include at least two members who are not designees of Parent. Promptly upon request by Parent, the Company will use its reasonable best efforts to cause persons designated by Parent to constitute the same percentage as the number of Parent's designees to the board of directors bears to the total number of directors on the board of directors on (i) each committee of the board of directors, (ii) each board of directors or similar governing body or bodies of each subsidiary of the Company designated by Parent and (iii) each committee of each such board or body. The Company's obligations to appoint Parent's designees to the board of directors will be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder.

         Following the election or appointment of Parent's designees pursuant to the foregoing paragraph and prior to the Effective Time, any amendment of the Merger Agreement or any amendment to the articles of incorporation or by-laws of the Company inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, any waiver of any of the Company's rights under the Merger Agreement or any other action by the Company under or in connection with the Merger Agreement that would adversely affect the ability of the stockholders of the Company to receive the Merger Consideration will require the concurrence of two-thirds of the directors of the Company then in office who are not designees of Parent.

         The executive officers of Purchaser immediately prior to the Effective Time will be the initial executive officers of the Surviving Corporation.

Indemnification

         The Merger Agreement provides that the articles of incorporation and by-laws of the Surviving Corporation must contain provisions with respect to indemnification and exculpation at least as protective to any officer or director as those set forth in the articles of incorporation and by-laws of the Company, and that those provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

         The Merger Agreement provides that the Company shall, to the fullest extent permitted under applicable law or under the Company's articles of incorporation or by- laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and that, after the Effective Time, Fimalac-U.S. and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's articles of incorporation or by-laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective articles of incorporation or by-laws of the Company or the subsidiaries or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement. The indemnity agreements of Fimalac- U.S. and the Surviving Corporation extend, on the same terms to, and inure to the benefit of and are enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its subsidiaries.

Conditions to Consummation of the Merger

         The Merger Agreement provides that the respective obligations of the parties to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver of the following conditions: (i) Purchaser will have accepted and purchased Shares pursuant to the Offer, (ii) the waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been earlier terminated; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;
(iv) there will not be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction prohibiting or limiting Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or compelling Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by the Merger Agreement; and (v) the Merger will have been approved by the stockholders of the Company, if and to the extent a vote of the stockholders of the Company is required in respect of the Merger in accordance with the Illinois Law. In addition, Parent, Fimalac-U.S. and Purchaser are not required to effect the Merger if the representations and warranties of the Company set forth in the Merger Agreement were not true and correct in all material respects when made.

Termination

         The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

         (a) by mutual written consent duly authorized by the boards of directors or any committee thereof of Parent, Fimalac-U.S., Purchaser and the Company;

         (b) by either Parent or the Company if a court of competent jurisdiction or governmental authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger (except that this right to terminate is not available to any party who has not complied with its obligations set forth in the Merger Agreement to use reasonable best efforts to take all appropriate action to do or cause to be done all things necessary to consummate the Offer and the Merger if such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

         (c) by either Parent or the Company if (A) as the result of the failure of any of the Offer Conditions, the Offer shall have expired or Purchaser shall have terminated the Offer in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer or (B) Purchaser shall have failed to accept for purchase and pay for Shares pursuant to the Offer by May 12, 2000 unless such failure by Purchaser is a result of the receipt by the Company of a bona fide unsolicited Acquisition Proposal or a request for additional information under the HSR Act or the failure to obtain any necessary governmental or regulatory approval, in which case the date by which Purchaser shall accept for purchase and pay for Shares shall be extended to June 30, 2000 (except that this right to terminate is not available to any party whose breach or failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in any of the circumstances described in clauses (A) and (B) before such dates);

         (d) by Parent, prior to the purchase of Shares pursuant to the Offer, if the board of directors shall have (i) withdrawn or modified in a manner adverse to Parent, Fimalac-U.S. or Purchaser, or publicly taken a position materially inconsistent with, its approval or recommendation of the Offer, the Merger or the transactions contemplated by the Merger Agreement, (ii) approved, endorsed or recommended an Acquisition Proposal or (iii) publicly disclosed any intention to do any of the foregoing;

         (e) by the Company, prior to the purchase of Shares pursuant to the Offer, or the Parent, at any time prior to the Effective Time, (i) if any representation or warranty of the Company or Parent, respectively, set forth in the Merger Agreement that are qualified by reference to materiality shall not be true and correct when made or any representation or warranty of the Company or Parent, respectively, set forth in the Merger Agreement that are not qualified by reference to materiality shall not be true and correct in all material respects when made, or (ii) upon a breach of or failure to perform in any material respect any covenant or agreement on the part of the Company or Parent, respectively, set forth in the Merger Agreement except, in each of (i) and (ii) above, where the failure to perform such covenants or agreements or the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company, Parent or the Offer (either (i) or (ii) above being a "Terminating Breach"); provided however, that, if such Terminating Breach is curable by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may so terminate the Merger Agreement, and provided further that the right to terminate the Merger Agreement shall not be available to any party whose breach of or failure to fulfill its obligations under the Merger Agreement resulted in the failure of any such condition; or

         (f) by the Company, following the receipt by the Company after the date of the Merger Agreement, under circumstances not involving any breach of the non-solicitation provisions set forth in the Merger Agreement, of an unsolicited bona fide Superior Proposal, if the board of directors, after consultation with outside legal counsel, shall have determined in good faith that the failure to terminate the Merger Agreement would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided that
                  (i) the Company has complied with the non-solicitation provisions of the Merger Agreement, including the notice provisions therein, (ii) such termination shall only be effective if the Company enters into a definitive agreement providing for the transactions contemplated by such Acquisition Proposal immediately following such termination;
                  (iii) the board of directors shall have given Parent at least two business days prior written notice of its determination to so terminate the Merger Agreement and shall have afforded Parent a reasonable opportunity within such two business day-period to amend its Offer; and (iv) the Company pays Parent the $16 million (plus up to $2 million in expenses) termination fee in accordance with the provisions of the Merger Agreement.

Fees and Expenses

         Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

OTHER MATTERS

Conduct of the Business of the Company After the Merger

         It is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the executive officers of the Purchaser will be the initial executive officers of the Surviving Corporation.

         Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, including steps to integrate the operations of the Surviving Corporation and the operations of Fitch IBCA. In parallel, Parent plans to give consideration to any potential avenues that may be open for further strengthening the

Company's marketing and financial position, including through possible alliances, or partnership or joint venture arrangements with third parties.

         As a result of the Offer, the Shares are no longer quoted on the New York Stock Exchange and trading information is no longer available. Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares under the Securities Exchange Act of 1934, as amended, as soon as possible after the Shares are then eligible for such termination. In such event, there will be no publicly traded Shares outstanding.

Regulatory Matters

         GENERAL. Except as described below, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Parent's acquisition of the Company pursuant to the Merger, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of the Company by Parent pursuant to the Merger. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "State Takeover Laws." There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action.

         STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Illinois. In general, Section 11.75 prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the outstanding voting shares of a corporation) from engaging in a "business combination" (defined to include mergers and certain other actions with an Illinois corporation) for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the board of directors of such corporation prior to such date. The board of directors of the Company approved the Merger on March 6, 2000 and on April 12, 2000. Accordingly, Section 11.75 is inapplicable to the Merger.

         The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

         Neither Parent nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Merger, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Merger. In the event it is asserted that one or more state takeover statutes is applicable to the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be delayed in consummating the Merger.

         ANTITRUST IN THE UNITED STATES. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. Because Parent already owns more than 50% of the voting securities of the Company, the acquisition of the remaining voting securities of the Company pursuant to the Merger is exempt from the notification and waiting period of the HSR Act.

Dissenters' Rights

         The stockholders of the Company are entitled to dissent and obtain payment for their shares (also referred to herein as "appraisal rights") under
Section 11.65 of the Illinois Law ("Section 11.65") as to Shares owned by them. The procedure for asserting such appraisal rights is set forth below and is set forth in detail in Section 11.70 of the Illinois Law ("Section 11.70"). Sections
11.65 and 11.70 are reprinted in their entirety in Exhibit B. All references in this summary to a "stockholder" are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

         The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Exhibit B. If you wish to exercise your statutory appraisal rights or wish to preserve the right to do so, you should carefully review this summary and Exhibit B because failure to comply strictly with the procedures set forth in the statute will result in the loss of your appraisal rights.

         Under Section 11.70, a stockholder may assert dissenters' rights only if he or she sends to the Company before the vote at the special meeting a written demand for payment for his or her shares and the stockholder does not vote in favor of the Merger. A vote against the Merger will not, in itself, satisfy the notice requirements with respect to dissenters' rights. Pursuant to
Section 11.65, a stockholder entitled to dissent and obtain payment for his or her Shares may not challenge the corporate action creating his or her entitlement unless such action is fraudulent or constitutes a breach of a fiduciary duty owed to the stockholder.

         In accordance with Section 11.70, the Company is required to mail to each holder of Shares as of the record date (other than the Purchaser) notice that such stockholder is entitled to dissenters' rights for their Shares and the procedure to dissent (the "Notice"). The Notice of Special Meeting of Stockholders to be held on June [__], 2000 and this Information Statement is intended to provide the Notice. Prior to or in connection with delivering such Notice, the Company is required to furnish to the stockholders material information with respect to the Merger that will objectively enable a stockholder to determine whether or not to exercise his or her appraisal rights. This Information Statement is intended to provide that information.

         A stockholder may assert its dissenters' rights only if he or she delivers to the Company before the vote on the Merger Agreement is taken at the Special Meeting a written demand for payment of his or her shares if the Merger is consummated (the "Payment Demand").

         Within 10 days after the date on which the Merger is effective or 30 days after the stockholder delivers to the Company the Payment Demand, whichever is later, the Company will send each stockholder who has delivered a Payment Demand a statement setting forth the opinion of the Company as to the estimated fair value of the Shares, certain financial statements of the Company and a commitment by the Company to pay for the Shares at the estimated fair value upon transmittal to the Company of the certificates representing the Shares. "Fair value", with respect to a dissenters' shares, means the value of the Shares immediately before the consummation of the Merger excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable. Section 11.70 sets forth the procedures to be followed in the event that a stockholder does not agree with the opinion of the Company as to the estimated fair value of the Shares. See Exhibit B.

Financing

         Purchaser estimates that the total amount of funds required to purchase all Shares validly tendered pursuant to the Offer, to consummate the Merger and to pay all related fees and expenses will be approximately US$531.5 million. Purchaser and Parent expect to obtain the financing partially from Parent's internal resources and also from borrowings under the facilities described below.

         Parent has received commitments for financing that will be sufficient to purchase the tendered Shares, consummate the Merger and pay related costs and expenses and to refinance certain existing indebtedness of Parent and its subsidiaries.

         Pursuant to a commitment letter, dated March 6, 2000, Credit Agricole Indosuez and Credit Lyonnais (collectively, the "Arrangers") have severally committed to provide secured credit facilities (the "Credit Facilities") in the aggregate amount of e1,155 million, and the Arrangers have agreed to arrange and syndicate the Credit Facilities to a group of financial institutions.

         The Credit Facilities will be comprised of (i) a e265 million amortizing term loan facility (the "A Term Loan") and (ii) a e585 million amortizing term loan facility (together with the A Term Loan, the "Term Loans") and (iii) a e305 million revolving credit facility (the "Revolving Credit Facility"). The borrowers under the Term Loans are expected to be Parent or Purchaser in an allocation to be agreed with the Arrangers. Parent will be the borrower under the Revolving Credit Facility.

         The Term Loans will bear interest at a rate equal to the aggregate of the applicable Euro interbank offered rate ("EURIBOR") (in the case of a Term Loan in Euros) or US dollar London interbank offered rate ("USD LIBOR") (in the case of a Term Loan in US dollars) for the applicable interest period (such interest period to be of one, two, three or six months, as selected by the borrowers) and a margin originally equal to 1.90%. The Revolving Credit Facility will bear interest at a rate equal to the aggregate of the applicable EURIBOR (in the case of a revolving loan in Euros) or USD LIBOR (in the case of a revolving loan in US dollars) for the duration of the revolving loan selected by the borrower and a margin originally equal to 1.90%. The foregoing margins will be subject to semi-annual downward adjustments to as low as 0.7%, depending upon achievement of certain performance criteria by Parent.

         Certain fees will be payable by Parent in connection with the Credit Facilities, including, without limitation, (i) arrangement fees, (ii) agency fees and (iii) commitment fees.

Expenses of the Transaction

         As a result of the proposed acquisition of the Company by Parent, the Company will incur various costs, currently estimated at approximately $1,470,000 in connection with consummating the Merger. These costs consist of approximately $400,000 of legal and accounting fees and costs, approximately $20,000 for printing costs, filing fees, and expenses associated with the Special Meeting, and approximately $1,050,000 of advisory fees payable to P.J. Solomon as financial advisory (inclusive of out-of-pocket expenses). The exact timing, nature and amount of these costs are subject to change. See "OPINION OF P.J. SOLOMON" and "FEES PAYABLE TO P.J. SOLOMON" for a description of the fees to be paid to P.J. Solomon in connection with its engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Merger Agreement includes provisions relating to the indemnification of certain officers and directors and employees of the Company and its subsidiaries. See "THE MERGER AGREEMENT -- Indemnification".

         Certain members of the board of directors or executive officers of the Company may own Shares of the Company. See "SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY".

         In particular, the Merger Agreement provides that, on the date on which Shares are purchased pursuant to the Offer, each Stock Option will become exercisable. At the Effective Time, each Stock Option will be converted into the right to receive the product of (i) the number of Shares subject to such stock option multiplied by (ii) the excess of the Merger Consideration over the exercise price per Share of such option.

         Members of the board of directors of the Company at the time the Offer and the Merger were approved on March 6, 2000, will collectively receive in respect of options to purchase Shares held by them an aggregate of approximately $11.1 million (of this amount, Mr. McCarthy is entitled to receive approximately $4.5 million, Mr. Maffei is entitled to receive approximately $1.7 million, Mr. Meigs is entitled to receive approximately $2.8 million, Mr. Ingham is entitled to receive approximately $1.9 million and Mr. Westerlund is entitled to receive approximately $270,000). Executive officers of the Company (including Messrs. McCarthy and Maffei) will collectively receive in respect of options to purchase Shares held by them an aggregate of $17.9 million. See "THE MERGER AGREEMENT -- Company Stock Options" and "SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY".

         The Company entered into Severance Protection Agreements with each of the executive officers of the Company in 1994 (1999 in the case of Mr. Paul Taylor) providing them with severance compensation equal to 2.9 times their annual salary and bonus in the event their employment is terminated for specified reasons within 36 months following a change in control of the Company or in the event the executive officer terminates his employment for any reason during the 60-day period commencing on the first anniversary of a change in control of the Company.

FEES PAYABLE TO P.J. SOLOMON

         As compensation for its services as financial advisor to the Company, the Company has agreed to pay P.J. Solomon the following amounts: (i) a retention fee of $100,000, (ii) $200,000 for rendering an opinion as to the fairness, from a financial point of view, of the consideration to be received in the Offer and the Merger by the holders of Shares and (iii) $700,000 upon consummation of the Offer and Merger. The Company has also agreed to reimburse P.J. Solomon for reasonable out-of-pocket expenses, including reasonable fees, disbursements and other charges of its legal counsel, and to indemnify P.J. Solomon and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of P.J. Solomon's engagement. See "OPINION OF P.J. SOLOMON".

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information as to beneficial ownership of Shares of each person who has been since the last fiscal year or currently is a director or executive officer of the Company as of April 14, 2000.

Name of Beneficial          Shares Beneficially
      Owner                      Owned (1)                Percent of Shares (2)
      -----                      ---------                ---------------------
Marc Ladreit de                 4,495,279 (2)                     96.5%
Lacharriere
Veronique Morali                      0                             /
Robin Monro-Davies                    0                             /
Stephen Joynt                         0                             *
Paul J. McCarthy                   70,000                           *
Philip T. Maffei                   34,000                           *
Jonathan Ingham                    24,872                           *
Robert N. Westerlund                7,116                           *
Ernest T. Elsner                   75,950                           *
Peter J. Stahl                     39,200                           *
Paul G. Taylor                     47,200                           *
Current and former              4,793,617                         96.7%
directors and executive
officers as a group

* less than 1%

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security, or who has the right to acquire beneficial ownership of a security through any contract or arrangement, including the exercise of an option. All Shares beneficially owned by each director or executive officer of the Company (except for Mr. Ladreit de Lacharriere) are Shares that could be acquired through the exercise of Stock Options.

(2) Marc Ladreit de Lacharriere indirectly controls FSA Acquisition Corp. and Fitch IBCA, Inc., and is therefore deemed to beneficially own the Shares owned directly by Fitch IBCA, Inc. and FSA Acquisition Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to beneficial ownership of Shares of all persons known to the Company to beneficially own 5% or more of any class of voting stock of the Company as of April 14, 2000.

Name and Address of                      Shares Beneficially          Percent of
Beneficial Owner                         Owned (1)                    Shares
----------------                         ---------                    ------
FSA Acquisition Corp.,                   4,495,179                    96.5%
One State Street Plaza
New York, NY 10004, USA

Fitch IBCA, Inc.                         4,495,279  (2)               96.5%
One State Street Plaza
New York, NY 10004, USA

Fimalac, Inc.                            4,495,279  (3)               96.5%
97, rue de Lille
75007 Paris, France

Fimalac Communication S.A.               4,495,279  (3)               96.5%
97, rue de Lille
75007 Paris, France

Minerais & Engrais S.A.                  4,495,279  (3)               96.5%
97, rue de Lille
75007 Paris, France

Fimalac S.A.,                            4,495,279  (3)               96.5%
97, rue de Lille
75007 Paris, France

Fimalac et Cie,                          4,495,279  (3)               96.5%
97, rue de Lille
75007 Paris, France

Fimalac Participations                   4,495,279  (3)               96.5%
c/o Fimalac S.A.
97, rue de Lille
75007 Paris, France

Marc Ladreit de Lacharriere,             4,495,279  (3)               96.5%
c/o Fimalac S.A.
97, rue de Lille
75007 Paris, France

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security.

(2) Fitch IBCA, Inc. directly controls FSA Acquisition Corp. and is therefore, deemed to beneficially own the Shares owned by FSA Acquisition Corp. Fitch IBCA, Inc. also directly owns 100 Shares.

(3) Each of Fimalac, Inc., Fimalac Communication S.A., Minerais & Engrais S.A., Fimalac S.A., Fimalac et Cie, Fimalac Participations and Marc Ladreit de Lacharriere are deemed to beneficially own the Shares owned by FSA Acquisition Corp. and Fitch IBCA, Inc. due to the direct or indirect control of FSA Acquisition Corp. and Fitch IBCA, Inc. by each of them.

TRANSACTIONS BETWEEN PARENT AND THE COMPANY

There were no negotiations, transactions or material contacts during the past two years between the Company (including its subsidiaries) and the Parent or its affiliates other than those disclosed in this Information Statement. There is no present or proposed material agreement, arrangement, understanding or relationship between the Purchaser or any of its executive officers, directors, controlling persons or subsidiaries and the Company or any of its executive officers, directors, controlling persons or subsidiaries other than those disclosed in this Information Statement.

ACCOUNTING TREATMENT

         The acquisition of the Company by Parent in the Merger will be treated as a "purchase" under U.S. generally accepted accounting principles.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549; the SEC's regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates.

                                         By order of the board of directors

                                         -----------------------------
                                         Marie Becker, Secretary

Dated: May [_], 2000

LIST OF EXHIBITS

Exhibit A     Agreement and Plan of Merger, dated as of March 6, 2000, among the Company, Parent, Fimalac-U.S. and Purchaser, as amended by Amendment No. 1, dated as of May [__], 2000.

Exhibit B     Sections 11.65 and 11.70 of the Illinois Business Corporation Act
              of 1983

Exhibit C     Opinion of P.J. Solomon dated as of March 6, 2000